EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For fourth Quarter 2017

Sparta, Michigan – January 24, 2018 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,367,000 for the fourth quarter of 2017 compared to $1,688,000 in the same period in 2016. Earnings per share were $0.40 in the fourth quarter of 2017 compared to an adjusted $0.48 per share in the fourth quarter of the prior year. Net income for the full year of 2017 was $6,168,000 or $1.79 per share, compared to $6,090,000 or an adjusted $1.76 per share in the prior year. Per share amounts for 2016 have been adjusted for the 5% stock dividend paid on May 31, 2017.

“ChoiceOne is in a season of growth,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “We have announced plans for a downtown Grand Rapids, Michigan branch, which we anticipate opening later this year. As we expand our community bank franchise, we continue to increase staff and introduce the latest technology to prepare for this exciting growth.”

Total assets as of December 31, 2017, grew to $647 million, compared to $607 million as of December 31, 2016, which represented growth of $39.2 million or 6% during 2017. Net loans have grown $29.5 million since December 31, 2016, which along with higher interest rates on new loans led to interest income in the fourth quarter of 2017 of $4.8 million, which was $593,000 higher than the same period in 2016. Total deposits grew 5% or $27.5 million from December 31, 2016 to December 31, 2017, which helped in the funding of loans.

ChoiceOne recorded a $365,000 provision for loan losses during the fourth quarter of 2017 as a result of loan growth and net charge-offs experienced during the year. Nonperforming loans declined $814,000 during 2017 and nonaccrual loans represented just 0.27% of total loans at the end of 2017.

Mortgage sales volume was lower in the fourth quarter and full year 2017 than the same periods in 2016. This was primarily due to higher interest rates and a relatively low inventory of homes available for sale in ChoiceOne’s primary markets. Management concluded in the fourth quarter of 2017 to sell securities earning low yields to support the funding of loan growth, decrease the bank’s dependence on wholesale borrowings due to increases in interest rates, and, as a by-product, repurchase higher yielding securities due to excess liquidity. As a result, ChoiceOne sold approximately $35 million in securities and recorded a fourth quarter loss on the sale of $457,000. We believe this decision will be accretive to income in 2018 and recognizing the losses during the current period resulted in beneficial tax treatment. These reductions in noninterest income were offset by a $908,000 gain on the sale of a portion of ChoiceOne’s investment book of business during the fourth quarter of 2017. The ChoiceOne Investment Center is still fully operational and ready to serve our customers.

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Total noninterest expense increased $361,000 in 2017 compared to 2016. Salaries and benefits expense was higher due to additional staff and raises for existing staff. Occupancy and equipment expense increased with higher depreciation costs related to the recent renovation of ChoiceOne’s headquarters in Sparta. The decline in other noninterest expense was caused by $379,000 lower amortization expense in 2017 as intangible assets were fully amortized in the fourth quarter of 2016.

In the fourth quarter of 2017, ChoiceOne adjusted its deferred tax asset for the impact of the lower corporate income tax rate which will be effective beginning in 2018. This one-time adjustment caused the recognition of $206,000 of income tax expense, increasing tax expense in the fourth quarter of 2017 compared to the same time period in 2016. Management believes the reduction of the corporate income tax rate will have a positive effect on net income in future periods that will more than offset this one-time expense.

“Even with some noise in the fourth quarter, including a large one-time negative tax adjustment, ChoiceOne still posted the best net income in the company’s history.” said Potes. “We hope to continue growing and impressing our customers as we strive to be the best bank in Michigan.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	12/31/2017	9/30/2017	12/31/2016
Cash and Cash Equivalents	$36,837	$12,725	$14,809
Securities	159,158	176,873	177,955
Loans Held For Sale	1,721	2,378	1,974
Loans to Other Financial Institutions	6,802	13,293	—
Loans, Net of Allowance For Loan Losses	394,208	389,874	364,723
Premises and Equipment	13,040	12,271	12,588
Cash Surrender Value of Life Insurance Policies	14,514	14,415	14,117
Goodwill	13,728	13,728	13,728
Other Assets	6,536	6,495	7,477

Total Assets	$646,544	$642,052	$607,371

Noninterest-bearing Deposits	$151,462	$136,542	$127,611
Interest-bearing Deposits	388,391	389,296	384,775
Borrowings	27,416	36,720	20,214
Other Liabilities	2,725	3,188	3,073

Total Liabilities	569,994	565,746	535,673

Shareholders’ Equity	76,550	76,306	71,698

Total Liabilities and Shareholders’ Equity	$646,544	$642,052	$607,371

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Condensed Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Interest Income
Loans, including fees	$4,807	$4,214	$17,964	$16,507
Securities and other	1,024	972	4,077	3,805
Total Interest Income	5,831	5,186	22,041	20,312

Interest Expense
Deposits	328	192	1,189	790
Borrowings	111	51	289	179
Total Interest Expense	439	243	1,478	969

Net Interest Income	5,392	4,943	20,563	19,343
Provision for Loan Losses	365	—	485	—

Net Interest Income After Provision
for Loan Losses	5,027	4,943	20,078	19,343

Noninterest Income
Customer service charges	1,054	1,036	4,135	4,056
Insurance and investment commissions	66	269	826	1,009
Gains on sales of loans	345	403	1,265	1,748
Gains on sales of securities	(457)	58	(280)	312
Earnings on life insurance policies	99	90	398	356
Gain on Sale of Investment Book of Business	908	—	908	—
Other income	139	65	559	400
Total Noninterest Income	2,154	1,921	7,811	7,881

Noninterest Expense
Salaries and benefits	2,523	2,464	10,248	9,982
Occupancy and equipment	797	629	2,896	2,588
Data processing	598	619	2,279	2,273
Professional fees	388	235	1,166	935
Other expenses	789	659	2,745	3,195
Total Noninterest Expense	5,095	4,606	19,334	18,973

Income Before Income Tax	2,086	2,258	8,555	8,251
Income Tax Expense	719	570	2,387	2,161

Net Income	$1,367	$1,688	$6,168	$6,090

Basic Earnings Per Share	$0.40	$0.48	$1.79	$1.76
Diluted Earnings Per Share	$0.40	$0.48	$1.79	$1.76

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